Exhibit 99.1

Diedrich Coffee Receives Deficiency Letter from NASDAQ

Irvine, Calif. — February 15, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that it received a Nasdaq Staff Deficiency Letter on February 12, 2008 indicating that Diedrich Coffee no longer complies with Nasdaq’s audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, which requires Nasdaq-listed companies to have an audit committee consisting of at least three independent members.

As a result of J. Russell Phillips’ resignation from Diedrich Coffee’s audit committee due to his appointment as Chief Executive Officer of Diedrich Coffee on February 7, 2008, Diedrich Coffee’s audit committee presently has only two members. Nasdaq has requested that Diedrich Coffee provide evidence of compliance with Nasdaq Marketplace Rule 4350 on or before the earlier of Diedrich Coffee’s next annual stockholders meeting or February 7, 2009 (or if the next annual stockholders meeting is held before August 5, 2008, then no later than August 5, 2008).

Russ Phillips, President & Chief Executive Officer of Diedrich Coffee, stated “We have initiated a search for an additional independent director who will serve on the audit committee, and we intend to be fully compliant with Nasdaq requirements as soon as possible.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of January 31, 2008, the Company also has 136 retail outlets, the majority of which are franchised, located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007 and subsequently filed quarterly reports on Form 10-Q.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

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